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                                                                    EXHIBIT 23.1

                  Consent of Lee Keeling and Associates, Inc.

     We hereby consent to the use of the name Lee Keeling and Associates, Inc. and of references to Lee Keeling and Associates, Inc. and to the inclusion of and references to our report dated March 6, 2001, (Year-End 2000 Reserves Audit) prepared for AROC Inc. in the AROC Inc. Annual Report on Form 10-K for the year ended December 31, 2000, and other filings of AROC Inc. with the Securities and Exchange Commission as may be made from time to time relating to the reserves which are the subject of the report referenced herein.

                              Lee Keeling and Associates, Inc.




                              by:    /s/ Kenneth Renberg
                                     -------------------
                              Name:  Kenneth Renberg
                              Title: Vice President



Date:  June 26, 2001